UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     January 27, 2005

DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code          (216) 755-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 27, 2005, the Company completed an approximately $1.15 billion acquisition of 15 Puerto Rican retail real estate assets, totaling nearly 5.0 million square feet from Caribbean Property Group, LLC (“CPG”). The historical financial information, detailed list of the properties and proforma information was filed on the Company’s Current Report on Form 8-K dated and filed on December 14, 2004.

The initial financing for the transaction was provided by the assumption of approximately $660 million of existing debt and line of credit borrowings of an approximately $449.5 million on the Company’s $1.0 billion senior unsecured credit facility. Outstanding borrowings on the Company’s credit facility, following the closing, aggregated $499.5 million. Borrowing capacity on the credit facility was created by the Company’s recent $250 million common equity issuance, approximately $300 million of proceeds generated by sales of neighborhood grocery anchored centers to joint ventures and other recent asset sales, including approximately $160 million of sales to the Company’s MDT Joint Venture.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under and Off-Balance sheet Arrangement

As discussed in Item 2.01, on January 27, 2005, the Company assumed approximately $660 million of existing debt and line of credit borrowings of approximately $449.5 million on the Company’s $1.0 billion senior unsecured credit facility.

Item 1.01 Entry into a Material Definitive Agreement

In connection with the transaction described in Item 2.01, the Company amended it primary revolving credit facility with JP Morgan Chase Bank to allow for borrowings by Company’s subsidiary guaranteed by the Company.

Item 9.01 Financial Statements and Exhibits

Exhibits

(4.1) Third Amendment to Fifth Amended and Restated Revolving Credit Facility

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Developers Diversified Realty Corporation

(Registrant)

Date      January 31, 2005

/s/ William H. Schafer

William H. Schafer
Senior Vice President and Chief Financial Officer